Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-4 of Momentive Specialty Chemicals Inc. of our report dated April 1, 2013 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Momentive Specialty Chemicals Inc., and of our report dated April 1, 2013 relating to the financial statements of Momentive International Holdings Cooperatief U.A., both of which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Columbus, Ohio

July 19, 2013